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EARLY RETIREMENT AGREEMENT AND
COMPLETE RELEASE OF LIABILITY

THEODORE R. WRIGHT and VECTRUS, INC. have reached the following Agreement. In this Agreement, "Employee" refers to THEODORE R. WRIGHT and "Company" refers to VECTRUS, INC. and its affiliates, and subsidiaries.
1. Benefits. The Company agrees with Employee as follows:
A.     Employee's active full-time employment with the Company will cease on June 30, 2015 (also referred to as the “Early Retirement Date”). During the period through June 30, 2015, Employee is not required or expected to appear in person at the Company’s offices.
B.     For the period beginning July 1, 2015 through June 30, 2016, the Company shall continue to pay Employee his/her present base salary at the rate of $350,001.60 (Three hundred fifty thousand and one dollars and sixty cents) per year, paid in normal bi-weekly payments ("Severance Pay") pursuant to the Company’s normal payroll procedures. The severance amount is in accordance with the letter of employment extended by Exelis and accepted by Employee on December 2, 2013, copy attached as Exhibit C. Except as otherwise specifically set forth in this Agreement, for purposes of the various benefit, equity and incentive plans discussed in this Agreement (other than the Qualified Plans) Employee’s benefit termination date (“Severance End Date”) will be deemed to be the earlier of (i) June 30, 2016, or (ii) the date Employee first engages in any disqualifying conduct.
C.     Except as stated in this sub-paragraph C, during the period Employee is receiving Severance Pay, Employee will be eligible for participation in the Company employee benefit plans in accordance with the remaining provisions of such plans. During the Severance Pay period, Employee will not be eligible to participate in any Company short-term or long-term disability plan. Employee will not be eligible to participate in the Company 401(k) Plan.

/s/ TW (Initial)

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Eligibility for employee benefits will be governed by the terms and conditions of the individual plan, as stated in Exhibit A, which the Company represents reflects the relevant plans’ provisions that the Employee is entitled to rely upon. For the purposes of medical, dental and vision coverage, COBRA continuation periods will run concurrently from the Early Retirement Date. In general, Employee’s participation in all other employee benefit plans will cease on the Early Retirement Date unless otherwise outlined in Exhibit A.
D.     Employee understands that the Company will deduct from the Severance Pay provided for in this Agreement, federal, state and local withholding taxes and other deductions the Company is required by law to make from payments to employees. After the Early Retirement Date, Employee understands that he/she is not entitled to any compensation or benefits or any other payment from the Company, including but not limited to any severance pay, commissions, termination allowance, notice pay or similar pay or allowance, other than as specifically provided in this Agreement.
E.     Employee will resign as an officer of Vectrus, Inc. and Vectrus Systems Corporation and as a director or officer of any subsidiary or affiliate of Vectrus, Inc. and Vectrus Systems Corporation effective June 16, 2015.
F.     Employee will receive a lump-sum payment for any accrued, unused PTO time in the first normal payroll following the Early Retirement Date even if this Agreement is not executed by Employee. Employee will not continue to accrue PTO time during the Severance Pay period.
G.     Employee’s retirement will not be considered a voluntary termination under the terms of Employee’s letter of employment. Accordingly, Employee will not be required to pay back the cash sign on payment of $175,000.
H.    The treatment of any outstanding equity awards granted to Employee will be treated in accordance with the terms and conditions of each award agreement and the terms of the applicable plan. Employee must seek written approval prior to entering into any transaction involving Vectrus securities, including the purchase or sale of any Vectrus stock or exercise of any stock

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options. Six months after the Early Retirement Date, Employee will no longer be subject to the requirement for prior approval before the purchase or sale of Vectrus stock. Employee is also subject to the securities laws and Vectrus’ “insider trading” policies in respect of any transaction Employee effects while in possession of material non-public information regarding Vectrus stock.
J.     Except as expressly stated in this Agreement, Company will not be responsible for any other expenses incurred by Employee after June 16, 2015.
K.     Employee is solely responsible for all taxes that may result from Employee’s receipt of the amounts payable to Employee under this Agreement, and neither the Company nor any of its affiliates makes or has made any representation, warranty or guarantee of any federal, state or local tax consequences to Employee of Employee’s receipt of any benefit or payment hereunder, including, but not limited to, under Section 409A of the Internal Revenue Code of 1986, as amended.
2. Payments. With the exception of the payment of accrued, unused PTO, as discussed in Paragraph 1(F), payment of the amounts described in Paragraph 1 (B) shall not commence sooner than eight (8) days following Employee's execution of this Agreement, provided Employee has not revoked this Agreement. Employee agrees that the payments and benefits described in Paragraph 1 (B), with the exception of payment of accrued, unused PTO, as discussed in Paragraph 1(F), are more than the Company is required to provide under its normal policies and procedures or by law.
3. Complete Release. Employee understands that all or part of his/her job duties may be assigned to another person or persons who are less than forty years old or younger than Employee. Employee agrees to release the Company, any company that is or was directly or indirectly the parent or subsidiary of, related to or affiliated with the Company, any Company benefit plans and the employees, administrators, fiduciaries, agents, officers and directors of any of them, and any predecessors, successors or assigns (“Released Parties”), from all claims or demands Employee may have arising out of or relating to

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Employee's employment with the Company or the termination of that employment. This includes, but is not limited to, a release of any rights or claims Employee may have under the Age Discrimination in Employment Act of 1967, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Employee Retirement Income Security Act of 1974 or any other federal, state or local laws, regulations or orders. This release also includes, but is not limited to, a release by Employee of any contractual or tort claims or other claims arising under common law including, but not limited to, any claims for wrongful discharge. This release covers both claims that Employee knows about and those he/she may not know about. This release, however, does not preclude Employee from enforcing the terms of this Agreement. This release does not include a release of any pension or any other benefits for which Employee may be eligible under the terms of applicable Company benefit plans.
4. Special Release Notification. Paragraph 3 includes a release of all claims under the Age Discrimination in Employment Act (“ADEA”) and, therefore, pursuant to the requirements of the ADEA and the Older Workers Benefit Protection Act, Employee acknowledges and understands the following: (a) Employee has been advised that this release includes, but is not limited to, all claims under the ADEA arising up to and including the date of execution of this release; (b) that Employee has been advised to consult with an attorney and/or other advisor of his/her choosing concerning Employee’s rights and obligations under this release; (c) that Employee has been advised to consider fully this release before executing it and that Employee’s release and waiver of any claim under the ADEA is knowing and voluntary; (d) that Employee has been offered ample time and opportunity, of at least twenty-one (21) calendar days, to do so; (e) that Employee may revoke this release within the seven (7) calendar day period following Employee’s execution of the Agreement, if Employee delivers written notice of revocation to: Frank Peloso, Senior Vice President & Chief

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Human Resources Officer, Vectrus Systems Corporation, 655 Space Center Drive, Colorado Springs, Colorado 80915; and (f) that this release shall become effective and enforceable on the eighth calendar day following execution of it, so long as it has not been revoked.
5. Reporting. Employee agrees that he/she has disclosed to the Company all known issues, concerns or complaints regarding any legal, regulatory or compliance requirement of the Company.
6.    Confidentiality. Until such time that the contents of this Agreement become public as a result of a Company press release or public filing, Employee promises not to disclose the contents of this Agreement to anyone other than his/her immediate family, governmental agencies or courts or to attorneys, counselors or agents retained by Employee for the purpose of assisting or counseling him/her with respect to this Agreement. If Employee discloses the contents of this Agreement to any person as permitted above, he/she shall also use his/her best efforts to prevent all such persons from disclosing the contents of this Agreement.
7. Non-Admission of Liability. This Agreement is made solely to facilitate an arrangement reached by the Company with the Employee. This Agreement should not be construed as an admission by the Company of any wrongdoing.
8. Exclusions from Employee's Release. This Agreement does not waive or release claims with respect to any rights Employee may have to file a claim or charge with any government administrative agency (although Employee is releasing any rights he/she may have to recover damages or other relief in connection with the filing of such a claim or charge), to claims that cannot lawfully be released, or to any future rights or claims that Employee may have that arise after the date the Employee signs this Agreement.
9. Encouragement to Consult with Attorney. Employee is advised to consult with an attorney before signing this Agreement.
10. Assistance in the Defense of Claims and Other Matters. Employee agrees, upon reasonable notice from the Company, to assist the

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Company in the defense of any legal or administrative action or proceeding now pending or which later may be filed by or against the Company or by or against any affiliated or related companies or any of their officers, directors or employees, and to provide assistance to the Company in other matters reasonably requested by the Company.
11. Company Property. Employee shall return to the Company any and all Company property within his/her possession or control on July 6, 2015.
12. Notification to the Company. If any claim or demand is made to legally compel the Employee to disclose the terms and conditions of this Agreement, the Employee will promptly notify Frank Peloso, Senior Vice President & Chief Human Resources Officer, of such claim or demand so that the Company may take such action as it deems appropriate.
13. Disqualifying Conduct. If during the period Employee is receiving Severance Pay, the Employee, in any material way: (i) breaches the terms of this Agreement, including Exhibit B; (ii) fails to comply with any Company Covenant Against Disclosure and Assignment of Rights to Intellectual Property executed by Employee (incorporated herein by reference) or improperly utilizes the Company's confidential or proprietary information; (iii) without the Company's prior written consent, induces any employee of the Company to leave the Company employment; or (iv) fails to comply with applicable provisions of the Vectrus, Inc. Code of Conduct or applicable Company policies (collectively, “Disqualifying Conduct”), then the Company will have no further obligation to provide Severance Pay or make any payments described in Paragraph 1(B), except for payment for accrued, unused PTO pursuant to Paragraph 1(F). Additionally, if Employee engages in Disqualifying Conduct, Employee agrees that he/she will, upon demand, return the severance pay described in Paragraph 1(B). Additionally, in the event that Company has to file suit or take other action to recover this payment, Employee will also be liable to Company for the legal fees incurred by Company.
14. Non-Disparagement. Employee agrees that he/she will not make or engage in any disparaging remarks about any of the Released Parties, or the

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Company’s, customers. Employee also agrees that he/she will not have any communication of any type with any of Company’s current or former customers concerning any of the Released Parties, the Company’s work for the government, or any aspect of Company’s relationship with the government.
15. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the heirs, executors, successors and assigns of the Company. Employee’s rights and obligations are personal and may not be assigned or delegated without the Company’s written consent.
16. Choice of Law and Forum. This Agreement shall be governed by and interpreted under the laws of the State of Colorado. Any dispute arising under or related to this Agreement shall be submitted to a court of competent jurisdiction in the State of Colorado. THE PARTIES HEREBY WAIVE TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT.
17. Covenant Against Disclosure and Anti-Solicitation. Employee agrees to the terms of Exhibit B.
18. Entire Agreement. The Company has used its best efforts to compose this Agreement in a manner calculated to be readily understood by the Employee. This Agreement, which incorporates the Vectrus, Inc. Code of Conduct, and applicable Company policies by reference and which includes Exhibits A and B, is the complete, entire and final agreement between Employee and the Company concerning the subject matter expressed herein and supersedes any other prior agreement in writing or otherwise. This Agreement may not be modified or terminated except by a writing signed by both parties. The Company has made no promises to Employee other than those in this Agreement. Should any portion of this Agreement be ruled void or unenforceable, such ruling will not affect the enforceability and effect of the remaining provisions of this Agreement.
19. Compliance with IRC 409A. This Agreement is a separation pay plan that does not provide for deferral of compensation according to I.R.C.

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Section 409A and Treasury Regulation Section 1.409A-1(b)(9)(iii). Thus, payments under this Agreement are not subject to I.R.C. Section 409A.
If, as of the Early Retirement Date, Employee is a “specified employee” as defined in Section 409A and the deferral of any other payment or commencement of any other payments or benefits otherwise payable by the Company to Employee as a result of Employee’s separation of service is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits until the date that is six months following the Early Retirement Date.

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EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT. PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

WITNESS	EMPLOYEE

/s/ Nina B. Wright	/s/ Theodore R. Wright
THEODORE R. WRIGHT

Vectrus, Inc.

	By:	/s/ Frank Peloso

	Title:	SVP and CHRO
	Dated:	July 6, 2015